Exhibit 99.1

Contact:

Media:

Jeff Leshay

847-585-2005

Investors:

John Springer

847-585-3899

www.careered.com

Greg L. Jackson Elected to Career Education Corporation Board of Directors

HOFFMAN ESTATES, Ill.—(November 18, 2008)—Career Education Corporation (NASDAQ:CECO) announced today that Greg L. Jackson, Investment Partner and Co-Head of the Investment Committee for Blum Capital Partners L.P, was elected to the board of directors of the company effective November 17, 2008.

“We look forward to the valuable contribution Greg will make as a member of our Board of Directors, especially given his extensive background in analyzing and investing in the education industry,” said Steve Lesnik, chairman of the board.

Greg L. Jackson joined Blum Capital in 2003 as a Partner and is Co-Head of Blum Capital’s Investment Committee. He currently serves as a director for AxisPointe, Inc. and Veracity Payment Solutions, Inc. In addition to his responsibilities for sourcing new investment opportunities and co-managing the investment portfolios, Mr. Jackson also oversees the investment research process. Prior to joining Blum Capital, Mr. Jackson spent six years at Harris Associates LP where he was the Co-Portfolio Manager of the Oakmark Global Fund (which received a Morningstar five star rating during his tenure) from its inception in August of 1999 through October of 2003. In addition, Mr. Jackson was a Partner at Harris Associates LP and an Investment Analyst of domestic equities.

Exhibit 99.1

About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to a diverse population of approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in France, Italy, and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one-third of its students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute; International Academy of Design and Technology; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company’s website at www.careered.com. The company’s website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

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